Exhibit 99.1

FOR IMMEDIATE RELEASE:	February 27, 2013
CONTACT:	Paul Askegaard
Aetrium Incorporated
(651) 704-1812
NASDAQ:	ATRM

AETRIUM REPORTS FOURTH QUARTER AND FISCAL YEAR 2012 RESULTS AND ANNOUNCES DECISION TO EXPLORE STRATEGIC ALTERNATIVES

St. Paul, Minn (2/27/13)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for its fourth quarter and fiscal year ended December 31, 2012.

Revenue for the fourth quarter of 2012 was $1,543,000 as compared to revenue of $2,371,000 in the fourth quarter of 2011. Net loss for the fourth quarter of 2012 was $865,000, or $0.08 per share, as compared with a net loss of $602,000, or $0.06 per share, in the fourth quarter of 2011. Revenue for the 2012 fiscal year was $6,241,000 as compared to revenue of $9,009,000 for fiscal year 2011. The net loss for fiscal year 2012 was $6,111,000, or $0.57 per share, as compared to a net loss of $4,748,000, or $0.44 per share, in fiscal year 2011.

“Our fourth quarter sales increased sequentially from the third quarter of 2012 due primarily to an increase in sales of our reliability test products,” said Joseph C. Levesque, president and CEO of Aetrium Incorporated. “We sold reliability test systems to two new customers in the quarter, including a high capacity system sold to a government sponsored location in India involved in the aerospace field. This is our first sale to a customer in India and this will be a high profile installation. Although the reliability test equipment side of our business is doing well, it is still feeling the impact of the extreme caution exhibited by our customers as they scrutinize and limit their capital spending amid uncertain economic and generally weak industry conditions. However, we believe our technically superior products and growing customer base will continue to serve us well in the current business climate as the industry develops even more advanced geometry IC’s, and in the next industry up cycle.

“The continued poor financial results for our test handler product line remain the result of weak business conditions in the Integrated Circuit (IC) industry characterized by weak IC demand and low production equipment utilization rates,” added Mr. Levesque. “As we indicated last quarter, we continue to believe that excess production capacity in the industry will not likely be absorbed and capacity-driven equipment purchases will not likely resume until the second half of 2013 at the earliest. Accordingly, we are focusing our efforts on containing costs and pursuing sales opportunities in niche applications and unique situations where little or no excess capacity exists.”

Aetrium also announced that it believes it is the right time to reignite its efforts to explore strategic alternatives for the company. Based on its recent business portfolio review to determine the optimal mix of businesses for maximizing shareholder value, the company is considering options that may include, among others, a sale or other disposition of one or both of its reliability test and test handler product groups. Given the distinct natures of its two product groups, the company may pursue a different strategic alternative for each business.

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the Company’s SEC filings, including its Form 10-K for the year ended December 31, 2011 and its Form 10-Q for the quarter ended September 30, 2012.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test ICs.  The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the internet at www.Aetrium.com.

Aetrium Incorporated

Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share data)

	Three Months ended December 31,		Year ended December 31,
	2012	2011	2012	2011

Net sales	$1,543	$2,371	$6,241	$9,009
Cost of goods sold (1)	759	1,149	6,162	6,203
Gross profit	784	1,222	79	2,806
Gross profit percent	50.8%	51.5%	1.3%	31.1%

Operating expenses:
Selling, general and administrative (2)	1,428	1,484	4,811	5,101
Research and development (3)	221	345	1,382	2,487
Total operating expenses	1,649	1,829	6,193	7,588

Loss from operations	(865)	(607)	(6,114)	(4,782)
Interest income	2	5	9	34
Interest expense	(2)	-	(6)	-
Loss before income taxes	(865)	(602)	(6,111)	(4,748)
Income taxes	-	-	-	-

Net loss	$(865)	$(602)	$(6,111)	$(4,748)

Net loss per share (basic and diluted)	$(0.08)	$(0.06)	$(0.57)	$(0.44)

Weighted average common shares outstanding (basic and diluted)	10,781	10,781	10,781	10,781

		Three Months ended December 31,		Year ended December 31,
		2012	2011	2012	2011
(1)	Cost of goods sold includes the following:
	Excess and obsolete inventory charges	$10	$15	$2,776	$1,131
	Severance charges	-	-	93	57

(2)	Selling, general and administrative expenses includes the following:
	Severance charges	-	205	39	275

(3)	Research and development expenses includes the following:
	Credit related to state refundable research credits	(37)	(70)	(37)	(70)
	Severance charges	-	-	95	141

Aetrium Incorporated

Consolidated Balance Sheets

(Unaudited)

(In Thousands)

	December 31,	December 31,
	2012	2011
Assets:
Current assets:
Cash and cash equivalents	$3,013	$5,008
Accounts receivable, net	466	1,324
Inventories, current	2,347	7,731
Other current assets	143	53
Total current assets	5,969	14,116

Property and equipment, net	162	109

Inventories, noncurrent	1,810	-
Other asset	58	30

Total assets	$7,999	$14,255

Liabilities and shareholders' equity:
Current liabilities:
Trade accounts payable	$596	$506
Other current liabilities	692	1,051
Total current liabilities	1,288	1,557

Noncurrent liabilities	131	256

Shareholders' equity	6,580	12,442

Total liabilities and shareholders' equity	$7,999	$14,255